Exhibit 99.2

Companywide Call Talking Points

Intro:

•Aright everyone, thank you for joining.
•This is an exciting and transformative day for both companies.
•As you all have probably seen already, we announced this morning via a joint press release that we have entered into an agreement to merge with our good friends over at Greenlane, which combines two of the largest ancillary cannabis products and services companies in the industry.
•This transaction creates a lot of scale and synergies at an important time in our industry where our customers are looking for a partner that can scale with them and support their expansion for years to come.
•We know this is a lot to digest, but we wanted to go over the transaction and what it means for all of us on today’s companywide call.
•After I go over some of the details and highlights, we’ll open it up for questions and have a more interactive conversation, while trying to answer all your questions to the best of our ability.

Background:

•First, I’ll start with why we went down this route in the first place, before jumping into the benefits of the transaction and what it all means.
•As most of you know, the company has changed a lot in the 18 months and so have we, creating a stronger organization and culture that has contributed to arguably the best Kush we have ever seen in our 10-year history.
•Just as a recap, we shifted our entire strategy to focus on the top operators, right-sized our business, became profitable after 3 years, and just as of last week, completely paid down our debt, which has been a thorn in our side for quite some time.
◦All while creating a more inclusive culture and environment; cementing our vision, mission and values; repricing employee options; investing in our people; and giving back to the community in a big and positive way.
•We’re so proud of all the great things we have accomplished not just these past 18 months, but really the last 10 years.
•Now, it’s time to examine the next chapter of KushCo. Where do we want to go as a company and who do we want to be?
•For all the great work we have done, we still have a lot of work cut out for us.
◦Namely, going deeper with our customers; securing more capital to scale with them and invest in the things they are demanding, such as build to suit custom packaging; and

Exhibit 99.2

getting uplisted to NASDAQ and receiving some of the high valuations that our ancillary peers are receiving because they are listed on a better exchange.
•We can obviously continue the path we were already on, but to get this business to where we really believe it can be, we felt it was necessary to partner up with someone who is in a similar track, but who also has the right background, product offering, distribution networks, capital, and exchange listing that can accelerate our growth.
•Enter Greenlane.
Greenlane Summary and Transaction Benefits:
•I know many of you are quite familiar with Greenlane and who they are, but for those who don’t, Greenlane is a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products.
◦They sell to smoke shops, dispensaries, and specialty retail stores, as well as direct to consumer through their online e-commerce platform, vapor.com.

•The company was founded in 2005, serves more than 8,000 retail locations, and has over 250 employees with operations in the United States, Canada, and Europe. Greenlane is also NASDAQ listed and all of its public disclosures can be found in the Investors section of Greenlane’s website.
•They operate in some of the same areas that we do, like packaging and vape, but complement our business very well because there is very little customer or product overlap, allowing for significant cross-selling opportunities.
•When this transaction closes, we plan to be able to leverage their premium packaging arm Pollen Gear, gain distribution into more than 8,000 retail locations, add leading proprietary brands to our portfolio, and gain access to millions of consumers via Greenlane’s B2C channels.
•We crush it when it comes to serving the upstream market of leading MSOs, LPs, and brands. But Greenlane crushes it when it comes to serving the downstream market of retail and direct-to-consumer channels.
•Together, we are strongly positioned to be the partner of choice to a large and rapidly growing global customer base, which includes many of the leading multi-state-operators and Canadian LPs, the majority of the top smoke shops in the U.S., and millions of consumers.
•And the combination of our two businesses will not only result in significant growth opportunities, but also opportunities to cut out a lot of the overlapping expenses, like public company expenses, resulting in a financially stronger organization better suited to take advantage of the industry’s tailwinds.
Transaction Overview and What This All Means:
•So, I now wanted to shift gears a little bit, and talk about the transaction itself and what this means for all of us and for KushCo.
•First, this is a stock-for-stock transaction, meaning that all KushCo shareholders, including us, will receive .2546 shares of Greenlane Class A common shares for every one KushCo share. Based on this exchange ratio, former KushCo holders will hold approximately 49.9% of the combined company, and holders of Greenlane shares will hold approximately 50.1% of the combined company.

Exhibit 99.2

•We expect the transaction to close in late Q2 or early Q3 of calendar 2021, not fiscal 2021, subject to customary closing conditions, such as regulatory and shareholder approvals.
•Once the transaction closes, I will lead the combined company and serve as its CEO. Bill Mote, Greenlane’s current CFO, will serve as the Chief Financial Officer of the combined company with Greenlane co-founder Aaron LoCascio serving as President and Greenlane co-founder Adam Schoenfeld serving as Chief Strategy Officer.
•The rest of the management team will have their respective positions and titles announced at a later date.
•At this point, no one else’s positions are known, and we will be working with the Greenlane team to better understand how to fit all the different pieces together, including our employees. We have prepared an FAQ which should provide some more color, but we will also be providing regular updates and FAQs frequently, as we start the integrate the businesses more and get a better sense of how everything fits together.
•The combined company will be headquartered in Boca Raton, Florida, but we will retain a sizeable presence and footprint here in Southern California.
•And last, but not least, the combined company will operate under the Greenlane corporate name and will assume Greenlane’s current exchange listing and ticker “GNLN” on the NASDAQ. We will analyze a new name for the combined company once we are further down this process, and will share the news once we have the information.
Closing Remarks:
•Ultimately, we know there is a lot to do, but we have been evaluating this combination for nearly two years, and have spent a lot of time studying where we can be good at as a combined company and how we can add “1” and “1” together to equal “3”
•Let’s keep up the incredible work and continue with “business as usual”
◦Nothing is changing today
◦Mergers like this take time and require lots of reviews and approvals
•Lastly, I just wanted to say that this monumental step for KushCo is because of you. Your hard work and dedication have culminated in us combining with another pioneer to create an ancillary powerhouse in the global cannabis industry.
•We know you have questions, and we’re here to help.
•We will be as transparent as possible in the development and keep you updated every step of the way. Please use our ASK mailbox for your questions, and we will strive to answer all questions as best and as soon as we can.
•But for now, we’ll open it up for any questions that you have at the moment.
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